Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas77002-2770 713.223.2300 Office 713.221.1212 Fax

March 2, 2011

Kinder Morgan, Inc.
500 Dallas Street, Suite 1000
Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan, Inc. (the "Corporation"), a Delaware corporation, in connection with the registration of the sale of up to 250,000 shares (the "Shares") of Class P Common Stock of the Corporation to participants in the Kinder Morgan, Inc. Stock Compensation Plan for Non-Employee Directors (the "Plan").  The Corporation is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-8 (the "Registration Statement") with respect to the Shares.

We have examined copies of the Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, the Plan, the Registration Statement, certain resolutions of the Board of Directors of the Corporation and such other documents and records as we have deemed necessary and relevant for the purposes hereof.  In addition, we have relied on certificates of officers of the Corporation and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the

Kinder Morgan, Inc.
March 2, 2011

opinion that, when issued to the Plan participants, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect) and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

          Very truly yours,

          /s/ Bracewell & Giuliani LLP

          Bracewell & Giuliani LLP